Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Rob Jorgenson
February 28, 2014	724-465-5448

S&T Bancorp, Inc. Announces Retirement of Director Chuck Spadafora

Indiana, Pennsylvania – S&T Bancorp, Inc. (NASDAQ:STBA) a full-service financial institution with branch locations in 11 Pennsylvania counties, has announced the retirement of Chuck Spadafora, a member of the S&T Bancorp, Inc. Board of Directors.

Spadafora has been a director of S&T Bank since 1987 and was a member of the Compensation and Benefits Committee.

“Chuck has been an exemplary member of the S&T Bancorp, Inc. Board of Directors for nearly three decades. In this role, he has offered a tremendous amount of guidance, expertise and strategic leadership and we truly value his many contributions over the years,” said Charles Urtin, chairman of the S&T Bancorp, Inc. Board of Directors. “On behalf of the entire S&T Bank team, we thank him for his years of service and wish Chuck the best of luck in his retirement.”

Spadafora has been president of Colonial Motor Mart since 1975, president of Colonial Toyota since 1989, and president of Indiana Colonial Nissan d/b/a Mark Arbuckle Nissan since 2008. He has more than 40 years of business experience in both small and large enterprises, with extensive business experience and involvement as a community leader in a large portion of the markets in which S&T operates. Spadafora’s vast business expertise and community involvement helped him provide the S&T Board with valuable insight into the markets the bank serves. During his tenure on the board, Spadafora assisted the Compensation and Benefits Committee in developing compensation policies and practices in order to secure talented employees, management and directors.

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S&T Bank News Release – Page 2

S&T Bancorp, Inc. Announces Retirement of Director Chuck Spadafora

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Spadafora’s retirement from the S&T Bancorp, Inc. Board of Directors will be made official at the 2014 Annual Meeting of Shareholders of S&T Bancorp, Inc.

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson, Washington and Westmoreland counties, as well as loan production offices in Northeast and Central Ohio. With assets of $4.5 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit http://www.stbancorp.com.

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